Exhibit 99


                                                        FOR IMMEDIATE RELEASE
                                                   TUESDAY, NOVEMBER 30, 1999


                            EXXON AND MOBIL CONFIRM
                  FEDERAL TRADE COMMISSION APPROVAL OF MERGER

     IRVING, TX, November 30 -- Exxon Corporation and Mobil Corporation today confirmed that the U.S. Federal Trade Commission (FTC) completed its review of the proposed merger and has approved a consent order for the merger of the two companies. Exxon and Mobil have accepted terms and conditions specified by the FTC and will comply with them fully and in a timely manner.

     Exxon Chairman Lee Raymond said, "The FTC's decision, coupled with the European Commission's approval gained earlier, cleared the way for the merger to proceed. Exxon and Mobil moved quickly to close the transaction and to launch the world's premier petroleum and petrochemical company, which will be known as Exxon Mobil Corporation. Exxon Mobil Corporation is incorporated in the state of New Jersey.

     "The merged company expects that the scale of the worldwide near-term cost savings and the long-term strategic benefits will likely exceed those announced last year. The merger will allow ExxonMobil to compete more effectively with the recently combined multinational oil companies and the



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large state-owned oil companies that are rapidly expanding outside their home areas," Raymond said.

     The FTC's review was one of the most thorough and exhaustive ever undertaken, lasting some 11 months. Exxon and Mobil worked closely with the FTC to provide appropriate information on a timely basis to facilitate regulatory review of the merger.

     In the U.S., Exxon's and Mobil's exploration; production; natural gas; chemical; Gulf Coast, Midwest and Rocky Mountains refining businesses; and the vast majority of service stations are not affected by the consent order.

     While the FTC ruling predominately affects aspects of the U.S. downstream, the merged company will retain a significant presence in these business segments in the U.S. By most measures of capacity and sales, the merged company will be a strong competitor in these areas.

     FTC conditions ExxonMobil will satisfy to complete the merger include:

o Exxon selling its fee and leased service stations from New York to Maine, and assigning its contracts with all dealers and distributors in those areas to a new supplier;

o Mobil selling its fee and leased service stations from New Jersey through Virginia, and assigning its contracts with all dealers and distributors in those areas to a new supplier. In addition Mobil selling its East Boston, Massachusetts, and Manassas, Virginia, terminals.



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o    Mobil selling its interest in TETCO, a Texas motor fuel distributor, selling its interests in 10 service stations in Dallas and Fort Worth, and assigning its contracts with distributors in five areas in Texas -- Dallas, Austin, San Antonio, Houston and Bryan-College Station;

o Exxon selling its Benicia, California, refinery; withdrawing from retail fuels marketing in four areas (Oakland, San Francisco, San Jose and Santa
     Rosa), and selling its remaining service stations and assigning its dealer and distributor contracts in the state;

o Exxon will divest its interest in 12 service stations and a product terminal in Guam;

o Mobil amending its base oil contract with Valero at the Paulsboro refinery in New Jersey;

o Exxon Mobil Corporation entering into long-term contracts to supply a total of 12,000 barrels-per-day of base oil from its Gulf Coast refineries to up to three customers;

o Exxon Mobil Corporation selling either Exxon's 48.8 percent interest in the Plantation pipeline or Mobil's 11.49 percent interest in the Colonial pipeline, and Mobil's 3.08 percent interest in the Trans-Alaska Pipeline System (TAPS); and

o Exxon selling its assets associated with its worldwide jet turbine lubricating oil business.



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     "We remain committed to our customers, dealers and distributors in the
U.S.," said Raymond. "We are pleased that ExxonMobil may allow those who acquire our service stations and supply relationships in most of the areas affected by the FTC ruling the opportunity to retain the existing Exxon or Mobil brands for at least 10 years or longer, thereby benefiting consumers, dealers and distributors. The Exxon and Mobil brands, their high-quality products, and other innovative services like Mobil Speedpass and state-of-the-art convenience stores, will remain, even in those areas where we are required to sell service stations or assign contracts."

     Exxon Mobil Corporation will have nine months to satisfy most of the FTC's conditions everywhere except California, where it will have twelve months to sell the Benicia Refinery and the California marketing assets. During that time, Exxon Mobil Corporation will hold various businesses separate from management and operation of the newly merged company.

     Except for Exxon and Mobil operations that will be divested, the held separate businesses will become part of the ExxonMobil organization when FTC conditions related to these businesses are met. Revenues and earnings from businesses "held separate" will be consolidated in the Exxon Mobil Corporation financial statements.

     The held separate businesses are:


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o    All of Mobil's fuels marketing operations from Maine through North
     Carolina, Florida, Georgia, Texas and Louisiana;

o Mobil's Torrance, California, refinery and California pipelines, as well as all of its fuels marketing operations in California, Arizona and Nevada;

o Mobil's Alaska Pipeline Company and Mobil's interest in Colonial Pipeline Company;

o    Exxon's worldwide jet turbine lubricating oil assets.

     "We regret the uncertainties these divestments may cause to customers and employees. We are convinced, however, that the incentives for this merger remain strong," Raymond said. "We have known for some time that the regulatory approval process would take a good part of this calendar year. We used this time as best we could to prepare for the actual integration of the two companies. We are ready to move ahead quickly. We are confident and determined to make Exxon Mobil Corporation a reality that will quickly bring significant benefits to its customers, its employees and its shareholders," concluded Raymond.

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